Forgent Announces Results for the 2007 Fiscal First Quarter

Company Reports $2.7M in Profit and Revenue Growth of 109%

AUSTIN, TX -- 12/08/2006 -- Forgent™ Networks (NASDAQ: FORG) today announced results for the 2007 fiscal first quarter ended Oct. 31, 2006. For the quarter, the company reported total revenue of approximately $9.1 million. Highlights, as compared to the prior quarter, include:

--  Increased total revenue by 109% to $9.1M
--  Increased intellectual property revenue to $8.1M
--  NetSimplicity software revenue increased by 11% to $1M
--  Generated cash from the NetSimplicity software business
--  Decreased operating expenses to $2.6M
--  Grew working capital from $11.1M to approximately $14.1M, an increase of 27%
"We see continued progress with respect to the litigation of the '746 patent and are encouraged that the May 2007 trial remains on schedule. Additionally, we are pleased with the continued growth of our NetSimplicity software business. The NetSimplicity business generated cash for the second consecutive quarter and we are optimistic about the future growth prospects for this business," said Richard Snyder, chairman and CEO of Forgent.

Intellectual Property

The intellectual property business generated revenue of approximately $8.1 million for the first quarter of fiscal 2007, compared to $3.5 million for the fourth quarter of 2006. Over the last four years, Forgent's intellectual property program has generated approximately $122 million in revenue from licensing the '672 Patent to more than 60 different companies in Asia, Europe and the United States.

U.S. Patent No. 6,285,746 (the '746 Patent)

Forgent has litigation pending against 12 companies for infringement of its '746 Patent in the United States District Court for the Eastern District of Texas, Tyler Division. A jury trial is scheduled for May 2007. The '746 Patent relates to a computer controlled video system that allows playback during recording.

Software

NetSimplicity software revenue increased by 11% to approximately $1 million for the first quarter of fiscal 2007, compared to $0.9 million for the fourth quarter of fiscal 2006. In addition, NetSimplicity generated cash for the second consecutive quarter.

With the introduction of Meeting Room Manager V7 in June, the NetSimplicity business has seen a 10-fold increase in the purchase of its Enterprise package. With this increased adoption of the Enterprise package, the average selling price for Meeting Room Manager increased 23% quarter over quarter. In addition, the adoption of the Enterprise package is indicative of the increased penetration of Meeting Room Manager into larger, Enterprise accounts.

Fiscal First Quarter Results

Revenue was $9.1 million for the fiscal first quarter compared to $4.4 million for the 2006 fiscal fourth quarter. Overall operating expenses of approximately $2.6 million decreased by $100,000 from the prior quarter. The company reported profit of $2.7 million or $0.11 per share for the first fiscal quarter of 2007, as compared to a net loss of $0.3 million or $0.01 per share for the fourth quarter of 2006. Cash and cash equivalents were $15.0 million for the quarter.

Outlook

Forgent expects to continue to generate IP licensing revenue in the 2007 fiscal year. However, predicting the timing and amounts will be complicated because of the uncertainty of licensing negotiations and due to the ongoing litigation. In addition, we believe NetSimplicity will continue to be a growth business for Forgent.

Conference Call and Webcast

Forgent has scheduled a conference call with the investment community for Fri, Dec 8, 2006, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the quarter and outlook. To take part, dial 866-362-5158 ten minutes before the conference call begins, ask for the Forgent event, and use a pass code of 26814054. International callers should dial 617-597-5397 and use a pass code of 26814054. Investors, analysts, media and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the investor relations page of Forgent's web site at www.forgent.com. To listen to the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the investor relation's page of our web site at www.forgent.com.

About Forgent

Forgent™ Networks (NASDAQ: FORG) develops and licenses intellectual property and provides scheduling and asset management software to a wide variety of organizations. Forgent's intellectual property licensing program is related to communication technologies developed from its patent portfolio. Forgent's software division, NetSimplicity, develops software that simplifies day-to-day office administration tasks. The products are specifically designed for the management and scheduling of rooms, equipment, assets and resources. For additional information please visit www.forgent.com.

Safe Harbor

This release may include projections and other forward-looking statements that involve a number of risks and uncertainties, and actual results in future periods may differ materially from those currently expected. Some of the factors that could cause actual results to differ materially include changes in the general economy or in our industry, rapid changes in technology; sales cycle and product implementations; risks associated with transitioning to a new business model and the subsequent limited operating history; the possibility of new entrants into our software markets, the possibility that the market for the sale of certain software and services may not develop as expected; or that development of these software and services may not proceed as planned; the risks associated with the company's license program, and including risks of litigation involving intellectual property, patents and trademarks. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

                    FORGENT NETWORKS, INC.
                 CONSOLIDATED BALANCE SHEETS
          (Amounts in thousands, except per share data)

                                                 OCTOBER 31,    JULY 31,
                                                    2006          2006
                                                ------------  ------------
                                                (UNAUDITED)
                    ASSETS
Current Assets:
   Cash and equivalents, including restricted
    cash of $454 and $543 at October 31,
    2006 and July 31, 2006                      $     15,038  $     16,206
   Accounts receivable, net of allowance for
    doubtful accounts of $9 and $13 at October
    31, 2006 and July 31, 2006, respectively           6,091           714
   Prepaid expenses and other current assets             299           274
                                                ------------  ------------
     Total Current Assets                             21,428        17,194

Property and equipment, net                              584           788
Intangible assets, net                                    --             4
Other assets                                               3             3
                                                ------------  ------------
                                                $     22,015  $     17,989
                                                ============  ============
         LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
   Accounts payable                             $      4,752  $      3,631
   Accrued compensation and benefits                     768           547
   Other accrued liabilities                             798           907
   Notes payable, current position                       282           313
   Deferred revenue                                      765           683
                                                ------------  ------------
     Total Current Liabilities                         7,365         6,081

Long-Term Liabilities:
   Deferred revenue                                        9            11
   Other long-term obligations                         1,640         1,777
                                                ------------  ------------
     Total Long-Term Liabilities                       1,649         1,788

Stockholders’ Equity:
   Preferred stock, $.01 par value; 10,000
    shares authorized; none issued or
    outstanding                                           --            --
   Common stock, $.01 par value; 40,000 shares
    authorized; 27,208 and 27,163 shares
    issued; 25,418 and 25,373 shares
    outstanding at October 31, 2006 and July
    31, 2006, respectively                               272           271
   Treasury stock at cost, 1,790 shares at
    October 31, 2006 and July 31, 2006                (4,815)       (4,815)
   Additional paid-in capital                        265,535       265,406
   Accumulated deficit                              (248,005)     (250,754)
   Accumulated other comprehensive income                 14            12
                                                ------------  ------------
     Total Stockholders’ Equity                       13,001        10,120
                                                ------------  ------------
                                                $     22,015  $     17,989
                                                ============  ============

                     FORGENT NETWORKS, INC.
             CONSOLIDATED STATEMENTS OF OPERATIONS
          (Amounts in thousands, except per share data)

                                                   FOR THE THREE MONTHS
                                                    ENDED OCTOBER 31,
                                                    2006          2005
                                                ------------  ------------
                                                        (UNAUDITED)
REVENUES:
   Intellectual property licensing              $      8,134  $      2,916
   Software & services                                   962           731
                                                ------------  ------------
     Total Revenues                                    9,096         3,647

COST OF SALES:
   Intellectual property licensing                     3,540         2,087
   Software & services                                   310           194
                                                ------------  ------------
     Total Cost of Sales                               3,850         2,281

GROSS MARGIN                                           5,246         1,366

OPERATING EXPENSES:
   Selling, general and administrative                 2,500         2,683
   Research and development                              116           131
   Amortization of intangible assets                       4            10
                                                ------------  ------------
     Total Operating Expenses                          2,620         2,824

INCOME (LOSS) FROM OPERATIONS                          2,626        (1,458)

OTHER INCOME AND (EXPENSES):
   Interest income                                       155            98
   Other                                                 (32)          (17)
                                                ------------  ------------
     Total Other Income and (Expenses)                   123            81

INCOME (LOSS) FROM OPERATIONS, BEFORE INCOME
 TAXES                                                 2,749        (1,377)
                                                ------------  ------------
   Provision for income taxes                             --            (5)
                                                ------------  ------------
NET INCOME (LOSS)                               $      2,749  $     (1,382)
                                                ============  ============

BASIC AND DILUTED INCOME (LOSS) PER SHARE:
   Net income (loss) per share - basic and
    diluted                                     $       0.11  $      (0.05)
                                                ============  ============
WEIGHTED AVERAGE SHARE OUTSTANDING:
 Basic                                                25,381        25,178
                                                ============  ============
 Diluted                                              25,522        25,178
                                                ============  ============

Investor contact:
Jay Peterson
512.437.2476
jay_peterson@forgent.com

Media contact:
Lauren Peters
512.794.8600
lauren@petersgrouppr.com